PIONEER INCOME FUND PROXY SOLICITATION: QUESTIONS AND ANSWERS

Q:       WHAT DO THE PROPOSALS FOR PIONEER INCOME FUND MEAN?
A: Pioneer Income Fund is holding a shareowner meeting to vote on certain issues. The meeting is scheduled for January 14, 1997. THE FUND'S TRUSTEES, WHOSE PRIMARY FUNCTION IS TO PROTECT YOUR INTERESTS AS A SHAREOWNER, RECOMMEND THAT YOU VOTE FOR EACH PROPOSAL.

Here is a what a FOR vote means for each of the proposals being considered.

PROPOSAL 1:
APPROVE CHANGING THE FUND'S INVESTMENT OBJECTIVE TO CAPITAL GROWTH AND CURRENT INCOME BY ACTIVELY MANAGING A DIVERSIFIED PORTFOLIO OF EQUITY SECURITIES AND BONDS. The Fund's name will change to Pioneer Balanced Fund if this proposal is approved. The Fund's objective now is current income consistent with the preservation and conservation of capital; capital growth is a secondary consideration. The Proxy Statement provides more details on the proposed change.

PROPOSAL 2:
APPROVE A NEW MANAGEMENT CONTRACT WITH PIONEERING MANAGEMENT CORPORATION (PMC), including an increase in management fees. Under the current contract, as of September 30, 1996, the effective annual rate of the Fund's management fees was 0.498%, based on net asset of $274 million. Under the proposed contract, the Fund would pay an effective annual rate of 0.65% at the same asset level.

PROPOSAL 3:
ELECT EIGHT TRUSTEES TO THE BOARD. The Trustees supervise the Fund's activities and review contractual arrangements with companies that provide services to the Fund. All of the nominees currently serve as Trustees.

PROPOSAL 4:
RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS THE FUND'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997. Arthur Andersen LLP currently serves as the Fund's independent public accountants.

PROPOSAL 5:
MODERNIZE THE FUND'S INVESTMENT POLICIES to conform to current standards in the mutual fund industry. The Fund's Trustees believe the proposed changes are appropriate and necessary to update the Fund. For details on each component of this Proposal, we encourage you to read the Proxy Statement.

PROPOSAL 1
Q: WHAT IS THE DIFFERENCE BETWEEN THE FUND AS IT IS NOW AND HOW IT WOULD BE AS PIONEER BALANCED FUND?
A: As Pioneer Balanced Fund, the Fund's investment objective would be capital growth and current income by actively managing a diversified portfolio of equity securities and bonds. Right now, Pioneer Income Fund's objective is current income consistent with the preservation and conservation of capital; capital growth is a secondary consideration.

Q:       WILL THE CHANGE IN OBJECTIVE ALTER THE PORTFOLIO?

A: The Fund will continue to invest in both stocks and bonds, but the Fund will have more flexibility to change the mix.

Pioneer Income Fund invests primarily in bonds, and all equities in the portfolio must pay dividends. (As of September 30, 1996, Pioneer Income Fund's portfolio was 37% equity securities, 62% in debt obligations (mostly bonds), with 1% in cash and short-term cash-equivalents.)

We expect stocks will play a larger role in Pioneer Balanced Fund. The Fund can continue to invest in dividend-paying stocks, although it also will be able to invest in stocks selected for their long-term growth potential. As Pioneer Balanced Fund, stocks and bonds will each represent 35% to 65% of the Fund's assets. The allocation of the Fund's assets will vary in response to market conditions, and will be determined by the Fund's investment manager, Pioneering Management Corporation (PMC).

It's important to note, however, that we will manage Pioneer Balanced Fund with the relatively conservative investor in mind.

Q:       WHAT EFFECT WILL THE CHANGE IN OBJECTIVE HAVE ON MY DIVIDENDS?
A: We expect the Fund will continue to make regular, quarterly payments of income dividends. The Fund will continue to own income-producing bonds, although likely a reduced quantity under most circumstances, and may still contain dividend-paying stocks. However, given the Fund's greater emphasis on growth, dividend-paying stocks will play less of a role in the portfolio. As a result, you should expect the Fund's dividend to come down to perhaps about half of what it is currently.

If you need a higher income stream, you should talk to your investment representative about setting up a Systematic Withdrawal Plan for your account. Or you can ask your representative about exchanging a portion of your account to one of Pioneer's high-quality bond funds.

Q:       WHO WILL MANAGE THE FUND?
A: Pioneer will continue to manage the Fund, and PMC will assign a new portfolio manager to Pioneer Balanced Fund. William C.Field will have responsibility for the implementation of the Fund's investment strategy and the day-to-day management of the Fund's portfolio. Mr. Field joined PMC in 1991 as an investment analyst and has served as an assistant portfolio manager for institutional accounts since January 1996. He is currently a vice president of PMC.

Q:       WHEN WOULD THE CHANGE IN OBJECTIVE AND NEW FUND NAME TAKE EFFECT?
A: If approved, Pioneer Balanced Fund would commence operations on or about February 1, 1997.

PROPOSAL 2
Q:       WHAT DOES THE FUND'S MANAGEMENT FEE PAY FOR?
A: The Fund pays the management fee to the Fund's investment adviser, PMC. PMC is responsible for: researching, buying and selling portfolio securities; daily portfolio valuation; recordkeeping; financial reporting; and other duties related to the management of the Fund.

Q:       WHY IS THE MANAGEMENT FEE BEING INCREASED?
A: It has become significantly more complicated and expensive to manage a mutual fund. The industry has continued to change dramatically, particularly in terms of research, technology and salary requirements. The increased fee would be used primarily to enhance the Fund's human resources, accounting and computer systems and research capabilities, all of which we expect to help make the Fund more competitive.

Q:       WHAT EFFECT WILL THE PROPOSED NEW MANAGEMENT CONTRACT HAVE?
A: The fee paid by the Fund will be higher than that paid under the existing contract. At current asset levels ($274 million as of September 30, 1996), the Fund is paying an effective management fee of 0.498%. Under the proposed contract, the Fund would pay management fees at an effective annual rate of 0.65% at the same level of net assets.

Here's how the current and proposed fees compare:

----------------------------------------------------- ----------------------------------------------------
              PROPOSED MANAGEMENT FEE                               CURRENT MANAGEMENT FEE
----------------------------------------------------- ----------------------------------------------------
      0.65% of average daily net assets up to $1            0.50% of average daily net assets up to $250
     billion                                               million
----------------------------------------------------- ----------------------------------------------------
----------------------------------------------------- ----------------------------------------------------
      0.60% of the next $4 billion                          0.48% of the next $50 million
----------------------------------------------------- ----------------------------------------------------
----------------------------------------------------- ----------------------------------------------------
      0.55% of the amount over $5 billion                   0.45% of the amount over $300 million
----------------------------------------------------- ----------------------------------------------------

Q:       THE PROPOSED NEW MANAGEMENT FEE SEEMS HIGH TO ME. IS IT?
A: Comparatively, no. The Fund's proposed fee would still be lower than most management fees currently being charged for similar funds.

Naturally, before proposing a change in management fee, Pioneer undertook extensive research into how and how much other mutual funds were paying in management fees.* Here's what we found:

o Management fees range from 1.00% to 0.32% among dealer-distributed balanced funds. (The highest fee is for the smallest fund in the group, which had $300,000 in net assets; the lowest fee is for a large fund with $3.3 billion in net assets.)

o        The median management fee paid by these balanced funds is 0.73%.

o Your Fund's proposed basic management fee would be in the bottom third (below 65%) of balanced funds.

o Among balanced funds of a similar size, the Fund's proposed new management fee of 0.65% is lower than the median of 0.70%.

----------------------------------- ---------------------------------- -----------------------------------
                 NET ASSETS                    MEDIAN MANAGEMENT FEE                FUNDS/AVG. ASSETS
----------------------------------- ---------------------------------- -----------------------------------
----------------------------------- ---------------------------------- -----------------------------------
          Overall                             0.73%                              26 funds/$497.7 million
----------------------------------- ---------------------------------- -----------------------------------
----------------------------------- ---------------------------------- -----------------------------------
          Less than $100 million              0.75%                              16 funds/$21.6 million
----------------------------------- ---------------------------------- -----------------------------------
----------------------------------- ---------------------------------- -----------------------------------
          $100-$600 million                   0.70%                              6 funds/$324.9 million
----------------------------------- ---------------------------------- -----------------------------------
----------------------------------- ---------------------------------- -----------------------------------
          Over $600 million                   0.51%                              4 funds/$2.7 billion
----------------------------------- ---------------------------------- -----------------------------------

* The balanced universe includes the 26 dealer-distributed balanced funds tracked by Lipper Analytical Services. It excludes 8 funds that pay hybrid fees or master/feeder fees.

Q: WHAT EFFECT WILL AN INCREASED MANAGEMENT FEE HAVE ON THE FUND'S OVERALL EXPENSES?
A: Currently, the Fund's expense ratio is 1.11%. The change in management fee would bring the Fund's expense ratio to approximately 1.26%, slightly less than the 1.28% median for mid-sized balanced funds. Funds in this group, which are similar in size to your Fund, have expense ratios ranging from 0.97% to 1.50%.

The Fund's expense ratio remains reasonable, particularly when you realize that expense ratios range from 3.34% to 0.37% among the full group of 34 dealer-distributed balanced funds. (Both the highest and lowest fees are for funds with less than $11 million in assets; the low fee reflects a fee waiver.) The median expense ratio for the wider group of balanced funds is 1.53%.

While of course there is not guarantee, we anticipate that the Fund's new investment objective, which is more popular than its former mandate, will result in increased assets. This could reduce other expenses, and the overall expense ratio, over time.

Q:       WHEN WOULD THE PROPOSED MANAGEMENT FEE TAKE EFFECT?
A: The effective date of the proposed contract is expected to be on or about February 1, 1997, and the new fee structure would take effect at that time.

PROPOSAL 3
Q:       WHO IS BEING NOMINATED FOR TRUSTEE?
A: All of the nominees currently serve as Trustees and their biographical information is included in the Proxy Statement. The Trustees' primary role is to protect your interests as a shareowner.

PROPOSAL 4
Q:       WHO IS ARTHUR ANDERSEN LLP?
A: Arthur Andersen LLP is one of the six largest CPA firms in the U.S. and the firm is the current independent public accountant for the Fund and other funds in the Pioneer family of mutual funds.

PROPOSAL 5
Q:       WHY ARE  THERE  SO  MANY  CHANGES  PROPOSED  TO THE  FUND'S  INVESTMENT
         RESTRICTIONS?
A: The mutual fund industry continues to evolve. The Fund's Trustees believe the proposed changes are appropriate and necessary to update the Fund and modernize it to conform with current standards in the mutual fund industry, along with other Pioneer funds.

GENERAL QUESTIONS
Q:       WHO MAKES THE FINAL DECISIONS IN REGARDS TO THESE PROPOSALS?
A: You do. The Trustees you have elected -- whose primary role, as mentioned, is protecting your interests as a shareowner -- encourage you to vote FOR each. However, you must make the final decision, either by attending the meeting in person or by giving your proxy vote.

Q:       WHEN AND WHERE WILL THE MEETING TAKE PLACE?
A:       The meeting is scheduled for January 14, 1997, in Boston.

Q:       WHAT IF I HAVE QUESTIONS ABOUT MY INVESTMENT?
A: The investment representative through whom you purchased Pioneer Income Fund can provide you with additional information as needed.